                                                                    EXHIBIT 10.1


              SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT


         This Separation, Consulting and General Release Agreement (this "Agreement") is being entered into by and between Source Interlink Companies, Inc. ("Source" or the "Company") and S. Leslie Flegel ("Flegel") (collectively, the "Parties") as of the date of Flegel's execution of this Agreement (the "Date of this Agreement"), subject to the provisions of Section 6(b) below.

         WHEREAS, Flegel was employed by the Company pursuant to an Employment Agreement dated as of March 1, 2005 (the "Employment Agreement");

         WHEREAS, subject to the provisions of Section 6(b) below, the Parties wish to terminate their employment relationship and the Employment Agreement on mutually acceptable terms and conditions effective as of November 10, 2006; and

         THEREFORE in consideration of the foregoing promises and the terms and conditions set forth below, the Parties agree as follows:

         1. Termination; Resignation from Board. Subject to the provisions of
Section 6(b) below, Flegel acknowledges the termination of his employment from any and all positions within the Company or any of its affiliates, as an employee, officer and/or director (or any comparable position) effective as of November 10, 2006 (the "Termination Date"), and hereby resigns from such positions. Subject to the provisions of Section 4 below, Flegel understands that he is giving up any right or claim to compensation or benefits of employment with the Company beyond the Termination Date, including without limitation, any compensation, benefits or other rights under the Employment Agreement, except that he shall be entitled to the compensation and benefits provided in this Agreement and to payment of his annual bonus for 2006 in the amount of Nine Hundred Thousand Dollars and Zero Cents ($900,000.00), less applicable withholding. Such annual bonus will be payable in 2007 when other senior management bonuses are paid, but in no event later than March 15, 2007. Subject to the provisions of Section 6(b) below, Flegel resigns, effective as of the Termination Date, as a director of the Company and Chairman of the Board of Directors of the Company.

         2. Severance Payments. Provided that Flegel timely signs and delivers, and does not revoke, this Agreement, Flegel shall be paid Four Million Six Hundred Thousand Dollars and Zero Cents ($4,600,000.00) as a lump sum severance payment, on May 21, 2007. In addition, Flegel shall continue to have use of his current leased automobile at Company expense for the balance of the lease, provided, however, that Flegel shall pay the lease costs for the first six (6) months of the Term (as "Term" is defined in Section 3(a) below), and the Company shall reimburse him for such payments on May 21, 2007. All remaining lease payments after the first six (6) months of the Term will be paid by the Company directly.

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         3. Consulting Agreement. Provided that Flegel timely signs and delivers, and does not revoke, this Agreement, Flegel shall become a consultant to the Company upon the terms set forth herein.

                  a. Term. The term of Flegel's consulting arrangement shall begin on the Termination Date and end on the third anniversary of the Termination Date, unless earlier terminated by the Company for "Cause" or due to Flegel's death or disability (the "Term").

         For purposes of this Agreement, "Cause" shall mean a determination by the Board of Directors of the Company (the "Board") that:

                           (1) Flegel has been convicted of or pleaded nolo
contendere to a felony;

                           (2) Flegel has at any time stolen, embezzled or
misappropriated any money, property or assets (tangible or intangible) of the Company or its affiliates (de minimus personal use of office supplies, equipment; or company services shall not constitute "Cause");

                           (3) Flegel has failed to comply with polices of the
Company or any laws, rules or regulations applicable to Flegel or the Company, and has failed or refused to correct such failure within thirty (30) days after written notice of such failure;

                           (4) Flegel has failed to fulfill his substantive
duties and responsibilities as set forth in Section 3(c) of this Agreement in any material respect, and has failed or refused to correct such failure within thirty (30) days after written notice of such failure;

                           (5) Flegel has failed to comply with any lawful
direction of the Board, the Chairman of the Board, the Chief Executive Officer of the Company or such senior-level executive(s) as the Board and/or, the Chairman of the Board or Chief Executive Officer may designate from time to time to direct Flegel's services; or

                           (6) Flegel has materially breached any term of this
Agreement, including without limitation, any violation of the restrictions set forth or referred to in Sections 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement, which (if remediable) Flegel has failed or refused to correct within thirty (30) days after written notice of such breach.

         The Company acknowledges that no facts disclosed prior to the date of this Agreement to the Shareholder Designated Directors (as defined in the Stockholder's Agreement dated February 28, 2005) either in writing or during Board of Directors meetings constitute

"Cause" for terminating this Agreement; provided, however, that such acknowledgement is only effective to the extent any such facts were fully and accurately disclosed.

                  "Disability" shall mean a determination by the Board that Flegel has been unable to perform consulting services effectively for ninety
(90) or more consecutive days, or for one hundred twenty (120) or more days in any calendar year.

                  In the event of a termination of Flegel's consulting services for "Cause", the Company shall notify Flegel in writing of the date of such termination, and the grounds for such termination. In the event of a termination of Flegel's consulting services for "Cause," Disability," or death, the Company shall have no further obligation to provide any future payments or benefits pursuant to this Agreement after the Termination Date, except the Company shall remain obligated to pay the $900,000.00 annual bonus as set forth in Section 1, the $4,600,000.00 severance payment as set forth in Section 2, any un-reimbursed automobile expenses incurred during the Term as set forth in Section 2, any Earned but Unpaid Monthly Fee as set forth in Section 3(d), any Earned but Unpaid Joint Venture Bonus as set forth in Section 3(e)(1), any Earned but Unpaid Magazine Bonus as set forth in Section 3(e)(2), any Earned but Unpaid Music Bonus as set forth in Section 3(e)(3), reimbursement for healthcare insurance paid by Flegel during the Term as set forth in Section 3(g), any un-reimbursed expenses incurred during the Term as set forth in Section 3(h), and any Earned but Unpaid payment under Section 5.5. For purposes of this
Section 3(a) and Section 13(c) below, "Earned but Unpaid" with respect to the bonuses provided for in Section 3(e)(1), (2) and (3) shall mean that all events required to have occurred for Flegel to be entitled to payment of a bonus have occurred during the Term and within the time frames required under Sections 3(e)(1), (2) and/or (3), as applicable, but the bonus has not yet been paid. For purposes of this Section 3(a) and Section 13(c) below, "Earned but Unpaid" with respect to the Monthly Fee shall mean the unpaid Monthly Fee multiplied by the number of completed months of service during the Term. With respect to any payment under Section 5.5, "Earned but Unpaid" shall mean an Excise Tax Gross-Up Payment under Section 5.5 with respect to payments under this Agreement, made to Flegel during the Term or that are Earned but Unpaid during the Term, that are subject to the Excise Tax. Notwithstanding any provision of this paragraph, in the event that Flegel's consulting services were terminated for "Cause" or "Disability" or Flegel died in the middle of a month, Flegel shall be paid a portion of the Monthly Fee, defined in Section 3(d) below, for that month, pro-rated in accordance with Section 3(d).

                           b. Reporting Relationship. Flegel shall report to the
Board, the Chairman of the Board and the Chief Executive Officer of the Company or such senior-level executive(s) as the Board and/or the Chairman of the Board or Chief Executive Officer may designate from time to time.

                           c. Duties. The Company hereby appoints Flegel as an
independent consultant to the Company, and Flegel hereby accepts such appointment. During the Term, Flegel shall provide such consulting services to the Company and its subsidiaries, during normal business hours, as the Board of Directors or the Chairman of the Board or the Chief Executive Officer of the Company may reasonably request, from time to time, in connection with (among other things) high-level strategic planning, merger and acquisition transactions, investor relations, customer relations, contract negotiation, litigation, financial affairs, operations and executive recruitment, including, without limitation, assisting the Company in the formation of strategic ventures, negotiating agreements with certain prospective customers and assisting the Company in any and all respects with the pursuit or defense of any investigations, claims, disputes or litigation. This Agreement does not create any employment or agency relationship between Flegel and the Company. The relationship of Flegel during the Term will be solely as an independent contractor to the Company. The Company has not authorized Flegel to, and Flegel acknowledges that he has no authority to, commit, bind or speak for the Company, and Flegel shall not knowingly do any act which might cause any third party to reasonably believe that Flegel has the power or authority to contract or incur any commitment on behalf of Company, or that Flegel is an employee or agent of Company.

                  d. Consulting Fees. Subject to Section 5 below, Flegel shall be paid Eighty Three Thousand Three Hundred Thirty Three Dollars Thirty Three Cents ($83,333.33) per calendar month during the Term (the "Monthly Fee"). The Monthly Fee shall be paid in accordance with, and on such dates as, base compensation is paid to senior executive employees of the Company; provided however, that the Monthly Fee for the first six months of the Term shall be paid on May 21, 2007. To the extent that the Term begins and/or ends in the middle of a calendar month, Flegel shall be paid a portion of the Monthly Fee determined by multiplying the Monthly Fee by a fraction the numerator of which is the number of days in that month that fall within the Term and the denominator of which is the total number of days in that month.

                  e. Consulting Bonus Payments. Flegel shall be eligible for three bonus payments during the Term:

                           (1) Joint Venture Bonus. If prior to the eighteen
(18) month anniversary of the Date of this Agreement, the Company enters into definitive agreement(s) regarding a joint venture with the parties listed on
Schedule 1 hereto then within fifteen (15) business days after entering into such definitive agreement(s), the Company shall, subject to Section 5 below, pay Flegel One Million Dollars and Zero Cents ($1,000,000.00);

                           (2) Magazine Bonus. If prior to the twelve (12) month
anniversary of the Date of this Agreement, the Company enters into the definitive agreement(s) described on Schedule 2 , then within fifteen (15) business days after entering into such definitive agreement(s), the Company shall, subject to Section 5 below, pay Flegel One Million Dollars and Zero Cents ($1,000,000.00); and

                           (3) Music Bonus. If the Company enters into the
definitive agreement(s) described on Schedule 3, then within the time period referenced on Schedule 3, the Company shall, subject to Section 5 below, pay Flegel bonuses totaling up to Two Million Dollars and Zero Cents
($2,000,000.00).

                  The Company shall have sole and absolute discretion to determine whether or not to pursue the joint venture or agreement(s) referenced above and nothing in this Agreement shall be interpreted to obligate the Company to pursue such agreement(s) or approve or agree to any joint venture or agreement(s) referenced above. If the Company pursues such joint venture or agreement(s), then the Company shall have sole and absolute discretion to accept or reject any proposed terms related thereto and to elect not to enter into any definitive agreement(s). If the Company elects for any reason not to pursue the joint venture or agreement(s) referenced above, or pursues but ultimately elects for any reason not to enter into definitive agreement(s) within the time periods referenced above, the Company shall have no liability to Flegel and no obligation pay Flegel any of the bonus payments referenced above.

                           f. Office Facility and Support. Until the first
anniversary of the Date of the Agreement, the Company shall provide Flegel with an office and an assistant. The office shall be at the Company's headquarters or a location that the Company determines to be suitable for Flegel's performance of his consulting services required under this Agreement. Notwithstanding the forgoing, if before the first anniversary of the Date of this Agreement, the proposed joint venture describe in Section 3(e)(i) provides Flegel with an office and assistant, then the Company shall be relieved of its obligation under this Section 3(f) to do so.

                           g. Healthcare Insurance. During the Term, the Company
shall provide, at the Company's expense, Flegel with healthcare insurance substantially similar to that provided to Flegel immediately prior to the execution of this Agreement. Provided, however, that Flegel shall pay the costs of such participation for the first six months of the Term, and the Company shall reimburse Flegel for such payments on May 21, 2007. To accomplish this provision, the Company shall, if practicable, provide for Flegel's participation in the Company's healthcare insurance plan. In the event that the Company cannot include Flegel in the Company's healthcare insurance plan, the Company may satisfy a part of its obligations under this Section by paying Flegel's COBRA premium so long as he remains eligible for COBRA benefits during the Term; provided, however, that Flegel shall pay the costs of such participation for the first six (6) months of the Term, and the Company shall reimburse him for such payments on May 21, 2007. In the event that the Term extends beyond the COBRA coverage period, the Company shall arrange for healthcare insurance for Flegel substantially similar to the coverage provided under the Company's plan then in effect, at the Company's expense. In the event that it is not practicable for the Company to arrange for healthcare coverage substantially similar to coverage provided under the Company's plan after the expiration of the COBRA period, Flegel agrees to enroll in Medicare and the Company agrees to provide, at the Company's expense, Medicare supplemental insurance to Flegel. Such Medicare and Medicare supplemental insurance to provide, to the extent practicable, coverage for Flegel substantially similar to the coverage provided under the Company's plan then in effect. Notwithstanding the foregoing, if Flegel becomes eligible for healthcare benefits under a plan or program of the joint venture described in Section 3(e)(1), the Company shall be relieved of its obligation under this
Section 3(g) at such time as Flegel becomes eligible for such healthcare benefits. The Company's obligations under this Section 3(g) shall be contingent upon Flegel's reasonable cooperation with any application or other process necessary to secure insurance.

                           h. Except as set forth in Section 3(g), Flegel
acknowledges that during the Term and as an independent contractor, Flegel will not be eligible for or receive any benefits for which employees of the Company are eligible. Notwithstanding the above, the Parties anticipate that Flegel will assume responsibility and pay for the Two Million Dollar and Zero Cent ($2,000,000.00) ten year term life insurance policy issued by Banner Life (policy number 17B812262) and/or the One Million Dollar and Zero Cent ($1,000,000.00) ten year term life insurance policy issued by United of Omaha (policy number Bu1053878). The Company hereby agrees to reasonably cooperate with Flegel to effectuate his assumption of responsibility for one or both of these policies.

                           i. Expense Reimbursement. The Company shall pay
directly, or shall reimburse for, reasonable and necessary expenses approved in advance by the Company's Chief Financial Officer and incurred by Flegel during the Term in the interest of the business of the Company. In the event Flegel is required to travel to perform his duties under Section 3(c) of this Agreement, his travel expenses and accommodations shall be consistent with Company's regular practices for reimbursing senior executives' travel. All such expenses paid by Flegel shall be promptly reimbursed by the Company upon presentation by Flegel of an itemized account of such expenditures, sufficient to support their deductibility by the Company for federal income tax purposes (without regard to whether or not the Company's deduction for such expenses is limited for federal income tax purposes), such submissions to be made within thirty (30) days after the date such expenses are incurred.

                  4. Sole Financial Obligation. The compensation and benefits set forth in Sections 1, 2 and 3 of this Agreement are the sole and exclusive financial obligations of the Company to Flegel under this Agreement or otherwise in connection with Flegel's employment, consulting, or the termination of his employment or consulting. Notwithstanding the above, Flegel's rights under any applicable retirement, 401k, pension, stock, stock option, restricted stock plan, the Company's Nonqualified Excess Plan effective January 1, 1997 and the Company's Deferred Compensation Plan effective July 1, 2005 shall not be modified by this Agreement, and his rights shall be consistent with the provisions of such plans and agreements entered into pursuant to those plans. Flegel understands that, leaving aside any rights under any applicable retirement, 401k, pension, stock, stock option, restricted stock plan, the Company's Nonqualified Excess Plan effective January 1, 1997 or the Company's Deferred Compensation Plan effective July 1, 2005 and leaving aside Flegel's right to indemnification under applicable law and the Company's articles and bylaws for claims brought against him arising out of his service as an officer and/or director of the Company and its subsidiaries and affiliates, he is otherwise giving up any and all rights and benefits of employment.

                  5. Tax Withholding. The Company shall withhold from any payment or benefit under Sections 1 and 2 of this Agreement any and all withholding taxes it believes are required by applicable law, and to otherwise take all actions it believes necessary to satisfy it

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obligations to pay such withholding taxes. With regard to payment and benefits provided under Section 3 of this Agreement, because Flegel will serve as an independent contractor, the Company will not withhold any state or federal FICA or other withholding taxes, social security taxes, Medicare taxes, disability or other insurance payments or any other taxes, assessments or payments (collectively, "Employment Taxes"). The Company will issue to Flegel an Internal Revenue Service Form 1099 at the time, in the manner and containing the information required by the Internal Revenue Code of 1985, as amended (the "Code"). Flegel is solely responsible for the payment of any and all Employment Taxes and any other taxes, assessments or payments owed in connection with its receipt of compensation paid by Company hereunder.

                  5.5. Excise Tax.

                           a. If any of the amounts Flegel would receive under
this Agreement will be subject to the tax imposed by Section 4999 of the Code, (the "Excise Tax") (or any similar tax that may hereafter be imposed), the Company shall also pay to Flegel in cash an additional amount (the "Excise Tax Gross-up Payment") such that the net amount retained by Flegel, after deduction from payments received pursuant to this Agreement (the "Affected Payments") and the Excise Tax Gross-up Payment of any Excise Tax imposed upon the Affected Payments and any federal, state, local and other taxes (including income taxes, payroll taxes, Excise Tax and any other taxes) imposed upon the Excise Tax Gross-up Payment, shall be equal to the original amount of the Affected Payments, prior to deduction of any Excise Tax imposed with respect to the Affected Payments. The Excise Tax Gross-up Payment is intended to place Flegel in the same economic position he would have been in if the Excise Tax did not apply. For purposes of determining the Excise Tax Gross-up Payment pursuant to this Agreement, the Affected Payments shall also include any amounts which would be considered "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) to Flegel paid pursuant to this Agreement such that the Company will absorb the full cost of any Excise Tax thereon and all taxes relating to the Company's absorption of any Excise Taxes.

                           b. For purposes of determining the amount of the
Excise Tax Gross-up Payment, Flegel shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Excise Tax Gross-up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Flegel's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

                           c. Subject to any determinations made by the Internal
Revenue Service (the "IRS"), all determinations as to whether an Excise Tax Gross-up Payment is required and the amount of the Excise Tax Gross-up Payment and the assumptions to be used in arriving at the determination shall be made by the Company's independent, certified public accountants or other person selected by them (the "Accountants"). All fees and expenses of such determination will be borne by the Company. Subject to any other determination made by the IRS, the determination of the Accountants under this Agreement with respect to (i) the initial amount of any Excise Tax Gross-up Payment, and (ii) any subsequent adjustment of such payment shall be binding on the Company and Flegel.

                           d. The Excise Tax Gross-up Payment calculated
pursuant to this Agreement above shall be paid no later than the thirtieth (30) day following an event occurring that subjects Flegel to the Excise Tax; provided, however, that if the amount of such Excise Tax Gross-up Payment or portion thereof can not be reasonably determined on or before such day, then the Company shall pay to Flegel the amount of the Excise Tax Gross-up Payment no later than ten (10) days following the determination of the Excise Tax Gross-up Payment by the Accountants, or the IRS, as the case may be.

                           e. Notwithstanding the foregoing, however, the Excise
Tax Gross-up Payment shall be paid to or for the benefit of Flegel no later than fifteen (15) business days prior to the date on which Flegel is required to pay the Excise Tax or any portion of the Excise Tax Gross-up Payment to any federal, state or local taxing authority, without regard to extensions.

                           f. In the event the Excise Tax is subsequently
determined to be less than the amount taken into account hereof at the time the Excise Tax Gross-up Payment is made, then Flegel shall repay to the Company, at the time that the amount of such reduction and Excise Tax is finally determined, the portion of the prior Excise Tax Gross-up Payment attributable to such reduction (plus the portion of the Excise Tax Gross-up Payment attributable to the Excise Tax and the U.S. federal and state income tax imposed on the portion of the Excise Tax Gross-up Payment being repaid by Flegel as such repayment results in a reduction in Excise Tax or a United States federal and state income tax deduction). Notwithstanding the foregoing, if any portion of the Excise Tax Gross-up Payment to be refunded to the Company has been paid to the United States federal or state tax authority, then repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Flegel. Flegel and the Company shall operate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if Flegel's claim for refund or credit is denied. If an agreement can not be reached between Flegel and the Company, however, the Company shall have the right to decide the appropriate course of action to pursue provided that the action does not adversely affect any issues that Flegel may have with respect to his tax return, other than Excise Tax.

                           g. In the event the Excise Tax is later determined by
the Accountant or IRS to exceed the amount taken into account hereunder at the time the Excise Tax Gross-up Payment is made (including by reason of any payment the existence or amount of which can not be determined at time of the Excise Tax Gross-up Payment), the Company shall make an additional Excise Tax Gross-up Payment to or for the benefit of Flegel in respect of such excess (plus any interest or penalties payable with respect to the such excess) at the time that the amount of such excess is finally determined.

                           h. In the event of any controversy with the IRS with
regard to the Excise Tax, Flegel shall permit the Company to control issues related to the Excise Tax (at its expense), provided such issues do not potentially materially adversely affect Flegel. In the event issues are inter-related, then Flegel and the Company shall in good faith cooperate so as not to jeopardize the resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Flegel shall permit the representative of the

Company to accompany Flegel and his representative, and Flegel and his representative shall cooperate with the Company and its representative.

                  6. Release by Flegel.

                           a. General Release. In exchange for the payments and
benefits provided in this Agreement, Flegel does hereby release and forever discharge the "Company Releasees" herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), that Flegel now has or may hereafter have against the Company Releasees by reason of any and all contracts, agreements, acts, omissions, events or facts occurring or existing prior to the date hereof. The Claims released hereunder include, without limitation, any alleged breach of the Employment Agreement, the Stockholder's Agreement dated February 28, 2005 among the Company and the stockholder party thereto, any express or implied employment agreement; any alleged torts or other alleged legal restrictions relating to Flegel's employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. Section 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. Section 1001 et seq.; the Rehabilitation Act of 1973, as amended; the Florida Human Relations Act; the Florida Civil Rights Act of 1992; any applicable collective bargaining agreements; and/or any other local, state or federal law, regulation or ordinance governing or relating to the employment relationship. This release shall not apply to the Company's obligations hereunder, to any vested retirement, 401k, pension, stock, stock option, or restricted stock plan benefits, rights under the Company's Nonqualified Excess Plan effective January 1, 1997, rights under the Company's Deferred Compensation Plan effective July 1, 2005 or to Flegel's right to indemnification under applicable law and the Company's articles and bylaws for claims brought against him arising out of his service as an officer and/or director of the Company and its subsidiaries and affiliates.

                           b. Older Worker's Benefit Protection Act.

                  Flegel agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

                  (1) This paragraph and this Agreement are written in a manner calculated to be understood by him.

                  (2) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which he signs this Agreement.

                  (3) This Agreement provides for consideration in addition to anything of value to which he is already entitled.

                  (4) Flegel has been advised to consult an attorney before signing this Agreement.

                  (5) Flegel has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement. If he executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

                  (6) Flegel has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety.

                  If he wishes to revoke this agreement, Flegel shall deliver written notice stating his intent to revoke this Agreement to the Chairman of the Compensation Committee of the Board of Directors of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Agreement.

                           c. No Assignment. Flegel represents and warrants to
the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Flegel may have against the Company Releasees, or any of them. Flegel agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Flegel.

                           d. No Actions. Flegel represents and warrants that he
is not presently aware of any injury for which he may be eligible for workers' compensation benefits. Flegel agrees that if Flegel hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Flegel will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Flegel shall not be obligated to pay the Company Releasees' attorneys' fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act. Notwithstanding the foregoing, Flegel does not limit, waive or release any (and specifically reserves) all rights and remedies, in law and in equity, to enforce the terms of this Agreement.

                  7. No Admission. Flegel and the Company further understand and agree that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by Flegel or the Company Releasees.

                  8. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

                  9. Confidentiality. The terms of this Agreement are to be kept confidential by Flegel. The Company would not enter into this Agreement but for Flegel's promise to maintain the confidentiality of the terms of and existence of this Agreement. Notwithstanding the foregoing, nothing shall prevent or restrict Flegel from disclosing the terms of this Agreement to (i) immediate family and/or professionals who advise Flegel with respect to financial or legal matters after Flegel has obtained such persons' agreement to respect the confidentiality provisions herein, (ii) local, state or federal tax authorities, and/or (iii) as required by applicable law. The Parties acknowledge, however, that the Company is required to disclose this Agreement by law and/or rule or regulation of the SEC and/or NASDAQ and, as such, the Agreement will not, in fact, be kept confidential despite Flegel's compliance with the terms of this Section.

                  10. No Encouragement of Actions Against the Company Releasees. Flegel agrees that except to the extent required by law, Flegel will not assist any person in bringing or pursuing legal action against the Company or any Company Releasees, based on events occurring prior to the Date of this Agreement. Notwithstanding the foregoing, Flegel does not limit, waive or release any (and specifically reserves) all rights and remedies, in law and in equity, to enforce the terms of this Agreement.

                  11. No Disparagement/Professional Conduct. Flegel further agrees, as a condition to receipt of the Separation Benefits not to disparage the Company, its products or any Company Releasees. Company further agrees, as a condition to Flegel's execution of this Agreement, not to disparage Flegel.

                  12. Protection of Confidential Information and Property.

                           a. Flegel acknowledges that, except for information
that from time to time has been properly disclosed by the Company in public filings and announcements and commercial dealings, the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation information and data relating to (i) manufacturing operations and costs, (ii) distribution and servicing methods and costs, (iii) merchandising techniques, (iv) sales and promotional methods, (v) customer, vendor and personnel relationships and arrangements, (vi) research and development projects, (vii) information and data processing technologies, and
(viii) strategic and tactical plans and initiatives (all such information and data, other than that which has been properly disclosed as aforesaid, being hereinafter referred to as "Confidential Information").

                           b. Flegel acknowledges that, in the course of his
employment and consultancy, (i) he has participated and/or will participate in the development of Confidential Information, (ii) he has been and/or will be involved in the use and application of Confidential Information for corporate purposes, and (iii) he otherwise has been and/or will be given access to and entrusted with Confidential Information for corporate purposes.

                           c. Flegel agrees that, during the Term, he shall
possess and use the Confidential Information solely and exclusively to protect and advance the interests of the Company and the Company's controlled subsidiaries; and that at all times thereafter, he (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or, any part of the Confidential Information unless and except to the extent so authorized in writing by the Company or required by judicial, legislative or regulatory process. Confidential Information may not be used in connection with the joint venture described in
Section 3(e)(i), unless the use of the specific Confidential Information is authorized in writing by the Company.

                           d. Flegel acknowledges that during his employment he
created and/or was furnished with, and during the Term, he will create and/or be furnished with (i) materials that embody or contain Confidential Information (in written and electronic form) and (ii) other tangible items that are the property of the Company and its subsidiaries. Flegel agrees that, upon expiration, or other termination of the Term, or sooner if the Company so requests, he shall promptly deliver to the Company all such materials and other tangible items so created and/or furnished, including without limitation drawings, blueprints, sketches, manuals, letters, notes, notebooks, reports, lists of customers and vendors, personnel lists, computer disks and printouts, computer hardware and printers, and that he shall not retain any originals or copies of such materials, or any of such tangible items, unless and except to the extent so authorized in writing by the Company.

                           e. Flegel agrees to inform all prospective employers
and consulting clients of the content of this Section 12 and of Section 13 of this Agreement prior to his acceptance of employment and consulting engagements.

                  13. Restrictions against Competition and Solicitation.

                           a. Flegel agrees that, during the Restricted Period
(defined in Section 13(b)(1) below), he shall not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any financial interest in, any Competitive Enterprise (defined in Section 13(b)(2) below).

                           b. For purposes of this Section 13:

                                    (1) "Restricted Period" means three (3)
years from the Date of this Agreement;

                                    (2) "Competitive Enterprise" means any
person or business organization engaged, directly or indirectly, in the business of (i) designing, manufacturing and marketing front-end fixtures, shelving and other display equipment and accessories for use by retail stores; (ii) designing, manufacturing and marketing custom wood fixtures, furnishings and millwork for use by commercial enterprises, (iii) distribution, fulfillment, marketing, promotion, licensing, in-store merchandising or planogram development of magazines, books, pre-recorded music, video and video games (in any current or future developed format or means of delivery, including without limitation, electronic, online, CDs or DVDs) or any rights regarding any of the foregoing,
(iv) rendering third party billing and collection services with respect to claims for manufacturer rebates and incentive payments payable to retailers respecting the sale of magazines, periodicals, and confections, and/or (v) providing sales and marketing data and analyses to retailers and vendors of products distributed by the Company.

                  Notwithstanding the foregoing, "Competitive Enterprise" shall not include management services provided by Flegel to the potential joint venture referred to in Section 3(e)(1) and Schedule 1 to this Agreement; provided, however, that this exception to the definition of "Competitive Enterprise" shall only be effective (x) if such joint venture is established with the advanced written approval of the Company's Board of Directors, (y) if the services to be provided by Flegel are specifically approved in advance, in writing by the Company's Board of Directors and (z) if, during the Restricted Period, the Company owns at least 50% of the voting securities of such joint venture.

                           c. Without limitation of the Company's rights and
remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Flegel to receive any future payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he is in violation of the foregoing covenant not to compete, except the Company shall remain obligated to pay the $900,000.00 annual bonus as set forth in Section 1, the $4,600,000 severance payment as set forth in Section 2, any unreimbursed automobile expenses incurred during the Term as set forth in Section 2, any Earned but Unpaid Monthly Fee as set forth in Section 3(d), any Earned but Unpaid Joint Venture Bonus as set forth in
Section 3(e)(1), any Earned but Unpaid Magazine Bonus as set forth in Section 3(e)(2), any Earned but Unpaid Music Bonus as set forth in Section 3(e)(3), reimbursement for healthcare insurance paid by Flegel during the Term as set forth in Section 3(g), any un-reimbursed expenses incurred during the Term as set forth in Section 3(h), and and any Earned but Unpaid payment under Section 5.5.

                           d. Flegel agrees further that, during the Restricted
Period, he will not, directly or indirectly, either for himself or on behalf of any other person or entity, employ or attempt to employ or solicit the employment or services of any person who is at that time, or has been within six
(6) months immediately prior thereto, employed by the Company or any subsidiary of the Company.

                  14. Injunctive Relief and Costs.

                           a. Flegel acknowledges that any violation of the
provisions of Sections 12 and 13 of this Agreement may cause substantial and irreparable harm to the Company and its subsidiaries (and their constituencies), and that the nature and magnitude of the harm may be difficult or impossible to measure precisely or to compensate adequately with monetary damages.

                           b. Flegel agrees that the Company shall have the
right to enforce his performance of and compliance with any and all provisions of Sections 12 and 13 by seeking a restraining order and/or an order of specific performance and/or other injunctive relief against Flegel from a Florida court of competent jurisdiction, at any time or from time to time, if it appears that Flegel has violated or is about to violate any such provision.

                           c. The provisions of this Section 14 are in addition
to, and not in lieu of, any other rights and remedies that may be available to the Company for breach of any portion of this Agreement.

                  15. Company Property. Flegel agrees to search his home and all other storage areas for all property, including without limitation, any documents or equipment, owned by Company, and to return it to the Company on or before November 30, 2006; provided, however, that Flegel may retain his company computer (along with appropriate IT support) and other such property as is necessary for his performance of consulting services until the earlier of the end of the Term or such time as such property is not required to perform his consulting services.

                  16. Restrictions on Transfers of Securities. Employee covenants and agrees that during the Lock-Up Period he and his controlled affiliates shall not effect any Disposition with respect to any shares of capital stock or any other securities of the Company (either now held or hereafter acquired), subject to the following exceptions for Dispositions: (1) to any person or group approved in writing in advance by a majority of the Board; (2) to AEC Associates, L.L.C. ("AEC") or any of its affiliates; or (3) in response to a tender offer or exchange offer made by the Company or recommended by the Board, or pursuant to a merger, consolidation or other business combination involving the Company approved by the Board. The "Lock-Up Period" shall mean the period beginning the Date of this Agreement and ending on the earlier of the third anniversary of the Date of this Agreement or the date neither AEC nor any of its affiliates own or hold any shares of capital stock or any other securities of the Company. Employee and his affiliates shall be deemed to have effected a "Disposition" of any shares of capital stock or other security, if any of them directly or indirectly, (i) offers to sell, contracts to sell, makes any short sale of, or otherwise sells, disposes of, distributes, loans, gifts, pledges, assigns, encumbers or grants any options or rights with respect to, such stock or security or any interest therein or any security convertible into or exchangeable or exercisable for any such stock or security, (ii) enters into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such stock or security, or (iii) enters into any agreement or understanding with respect to the foregoing. Notwithstanding the above, an exercise of employee stock options, including but not limited to exercise of Option Number 104 ("Option No. 104") granted on March 16, 1999, with respect to 125,000 shares of Company stock, Option Number 795 ("Option No. 795") granted on July 12, 2001, with respect to 120,000 shares of Company stock, Option Number 952 ("Option No. 952") granted on February 1, 2003, with respect to 150,000 shares of Company stock and Option Number 1NQ ("Option No. 1NQ") granted on February 2, 1998, with respect to 360,000 shares of Company stock, that does not involve a sale of any stock or securities, except to the extent that options are exercised in a cashless exercise transaction in which shares are used to pay the exercise price and applicable withholding taxes, shall not be deemed a Disposition. Employee consents to any certificate or certificates representing Company stock or securities subject to this Section 16 and any stock or securities issued in respect thereof as a result of any stock split, stock dividend, recapitalization, or similar transaction being stamped or otherwise imprinted with any legend the Company deems necessary or appropriate to indicate the restrictions, obligations and limitations imposed by this Section 16.

                  Notwithstanding the foregoing, nothing in this Section shall restrict any Disposition with respect to any shares of capital stock or any other securities of the Company in the event of Flegel's disability as defined in Section 3(a) above or in the event of Flegel's death. Further, nothing in this Section shall restrict any Disposition to Flegel's grandchildren pursuant to the Uniform Gifts to Minors Act, provided, however, that the Company may condition any Disposition of any shares of capital stock or any other securities of the Company upon their agreement that they will comply with the provisions of the first paragraph of this Section 16.

                  17. Amendment of Options. The Company acknowledges that the Board of Directors approved the following matters at a meeting held on November 10, 2006, with respect to Option No. 104, Option No. 795, Option No. 952 and Option No. 1NQ: (a) the amendment of Option No. 104, Option No. 795 and Option No. 952 to extend the date on which such Options will expire as a result of the termination of Flegel's employment to the date which is 3 1/2 months following the Termination Date and (b) the amendment of Option No. 1NQ to clarify that the termination of Flegel's employment and the engagement of Flegel as a consultant pursuant to this Agreement does not result in "the cessation of employment or engagement of the Optionee by the Company" as such language is used in the stock option agreement relating to Option No. 1NQ. The amendments are set forth on
Schedule 4.

                  18. Choice of Law. The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with Florida law without regard to conflict of laws principles. All disputes arising under or relating to this Agreement or the breach of this Agreement shall be brought exclusively in the federal or state courts of Florida, only if such disputes are not subject to arbitration under Section 23 of this Agreement.

                  19. Compliance With Company Policies. Flegel acknowledges that he has received and read and understands the intent and purposes of the Company's Code of Business Conduct and Ethics. Flegel shall comply with all lawful rules and policies of the Company, as in effect from time to time.

                  20. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Flegel and the Company and their respective heirs, legal representatives, successors and assigns.

                  21. Effect of Business Combination Transactions. In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will, to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company's successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company's obligations hereunder.

                  22. Sole and Entire Agreement. This Agreement (including the schedules hereto) represents the sole and entire agreement among the Parties and supersedes all prior agreements (including the Employment Agreement), negotiations, and discussions between the Parties hereto and/or their respective counsel. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically reference this Agreement; and state the intent of the Parties to amend or supersede this Agreement.

                  23. Arbitration. Except as provided in Section 14 regarding the Company's right to seek an injunction, the Parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement, as to Flegel's employment, or as to the termination of Flegel's employment to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this Section, the arbitration proceedings shall be governed by the rules of AAA applicable to employment disputes as they may be in effect from time to time, and shall take place in Miami, Florida. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by AAA pursuant to its rules. The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The arbitrator's fees and/or any other fees payable to AAA shall be shared in accordance with the rules of AAA. The Parties shall each bear their own attorneys' fees, witness expenses, expert fees and other costs, except to the extent they may be awarded otherwise by the arbitrator in accordance with applicable law. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim between the Parties, and each of the Parties hereby waives any right to a jury trial with respect to such claims.

                  24. Headings. The headings in this Agreement are provided solely for the Parties' convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of this Agreement.

                  25. Construction of Agreement. Both Parties have been represented by, or had the opportunity to be represented by counsel in connection with this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  26. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.



Date: November 12, 2006
      --------------------
                                          SOURCE INTERLINK COMPANIES, INC.

                                          By:    /s/ James R. Gillis
                                                 ------------------------------
                                          Name:  James R. Gillis
                                                 ------------------------------
                                          Its:   Interim Co-CEO
                                                 ------------------------------


                                          FLEGEL


Date: November 12, 2006                   /s/ S. Leslie Flegel
      --------------------                --------------------------------------
                                          S. Leslie Flegel